PRESS RELEASE For immediate release

NVE and Everspin Agree to Settlement of Lawsuits

EDEN PRAIRIE, Minn.—April 7, 2014—NVE Corporation (Nasdaq: NVEC) and Everspin Technologies, Inc. have agreed to dismiss, with prejudice, an NVE lawsuit against Everspin filed January 3, 2012 and an Everspin lawsuit against NVE filed February 24, 2012. Both lawsuits alleged patent infringement and were filed in the U.S. District Court for the Minnesota District.

     The parties have further agreed not to assert the patents in either suit against the other party in the future, and Everspin agreed not to participate in current inter partes reexamination proceedings pending against NVE’s patents in suit.

     The agreement is limited to the patents asserted in the 2012 lawsuits.

     NVE is a leader in the practical commercialization of spintronics, a nanotechnology that relies on electron spin rather than electron charge to acquire, store and transmit information. The company manufactures high-performance spintronic products including sensors and couplers that are used to acquire and transmit data. NVE has also licensed its spintronic magnetoresistive random access memory technology, commonly known as MRAM.

Statements used in this press release that relate to future plans, events, financial results or performance are forward-looking statements that are subject to certain risks and uncertainties including, among others, such factors as risks in the enforcement of our patents, litigation risks, as well as the risk factors listed from time to time in our filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended March 31, 2013 and other reports filed with the SEC.

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